Exhibit 8(a)
           [  ], 2008
Bank of America Corporation
100 N. Tryon Street
Charlotte, North Carolina 28255
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Bank of America Corporation, a Delaware corporation (“BAC”), including the proxy statement of Countrywide Financial Corporation, a Delaware corporation (“Countrywide”), forming a part thereof, relating to the proposed merger of Countrywide with and into Red Oak Merger Corporation, a Delaware corporation and wholly-owned subsidiary of BAC.
     We have participated in the preparation of the discussion set forth in the section entitled “FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, provides a fair summary of the U.S. federal income tax consequences of the Merger.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:
, a Partner